Exhibit 10.63

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED FROM PUBLIC FILING PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION, WHICH HAS BEEN IDENTIFIED WITH THE SYMBOL “[*],” HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

CONFIDENTIAL

June 29, 2010

Wuxi Suntech Power Co., Ltd.
17-6 Chang Jiang South Road
New District Wuxi 214028, China

Attn:  Steven Chan

Dear Steve:

Reference is made to that certain First Amended & Restated Supply Agreement dated May 12, 2008, by and between Hoku Materials, Inc. (“Hoku”) and Wuxi Suntech Power Co., Ltd. (“Suntech”), as previously amended (the “Agreement”).  Capitalized terms not otherwise defined in this letter are defined in the Agreement.

The purpose of this letter is to memorialize in writing our agreement to the following:

A.	Hoku hereby waives Suntech’s obligation to pay the $30 million Main Deposit pursuant to Section 6.2 of the Agreement.

B.	Hoku hereby acknowledges and agrees that the Stand-by Letter of Credit may be terminated by Suntech.

C.	The Parties agree to amend and restate the Pricing Schedule on Appendix 1, and to replace the Pricing Schedule with Appendix 1 to this letter agreement.

D.	The Parties agree to shorten the initial Term of the Agreement from ten (10) Years to one (1) Year, and Section 10.1 of the Agreement is amended and restated to read as follows:

10.1.           The initial Term of this Agreement shall begin on the Effective Date and shall remain in force for a period of one Year beginning with the First Shipment Month.  However, at the end of this initial Term, this Agreement shall automatically renew for an additional period of twelve (12) months, unless cancelled in writing by either party three (3) months prior to the end of the applicable Term. This auto-renewal shall continue until terminated by one of the Parties, or until such term is modified or extended by mutual consent of the Parties.  The price, volume, and other contract terms during any such automatic renewal period shall be the same as the terms then in effect immediately prior to such renewal.

E.	Notwithstanding anything to the contrary in the Agreement, Suntech’s aggregate purchase obligation during each Year under the Agreement is [*] metric tons, or [*] kilograms.

F.
The Parties agree to amend Section 6.5 of the Agreement such that One Million Dollars ($1 million) of the Total Deposit shall be credited on a straight-line basis during the 12-month term of the Agreement, such that Hoku shall credit [*] per kilogram of Product that is shipped during such 12 month period, and the balance of One Million Dollars ($1 million) of the Total Deposit shall be credited against the last invoice for shipments under this Agreement.  In the event that the Agreement continues beyond the first Year, such One Million Dollars ($1 million) of the Total Deposit shall carry-forward and be credited against the last invoice for shipments during such Year.  For the avoidance of doubt, it is the Parties’ mutual intent that One Million Dollars ($1 million) of the Total Deposit shall carry-forward in perpetuity until such time as either Party gives notice to the other Party of its intent to terminate the Agreement pursuant to Section 10.1, or the earlier termination of this Agreement as provided herein.

One Hoku Way · Pocatello, Idaho 83204 · Tel 808-682-7800 · Fax 808-440-0357· www.hokumaterials.com

Steven Chan Wuxi Suntech Power Co., Ltd. June 29, 2010 Page 2 of 4

G.
Suntech hereby waives Hoku’s obligation to complete the Test Demonstration, the TCS Demonstration, and the Shipment Milestone, and agrees to waive its right to terminate the Agreement pursuant to Section 10.3.2 of the Agreement.

H.	Suntech hereby waives Hoku’s obligation to ship Products in calendar year 2009, including, without limitation, Hoku’s obligations pursuant to Sections 1.5, 5, and 10.3.1.

I.	Suntech hereby waives Hoku’s obligations to Suntech pursuant to Section 3.1.1 of the Agreement.

J.	Suntech hereby waives Hoku’s obligation to deliver additional specified quantities of Products pursuant to Section 5.1.

K.
The Parties agree that all references to “December 31, 2009” in Sections 5.1 and 10.3.1, are hereby amended and replaced with “June 30, 2011,” such that Hoku shall have no obligation to ship Products to Suntech prior to June 30, 2011, and Suntech may terminate the Agreement if Hoku has failed to commence shipments by such date.

L.	The notice provision of Section 15.4 of the Agreement is amended to include the Parties’ updated contact information, as follows:

Suntech America, Inc.
71 Stevenson Street, 10th Floor
San Francisco, CA 94105
Attn:  Steven Chan
E-mail:  schan@suntechamerica.com
Fax:  +1-415-882-9923

Hoku Materials, Inc.
One Hoku Way
Pocatello, ID 83204 USA
Attn:  Mr. Scott Paul, CEO
E-mail: spaul@hokucorp.com
Fax:  +1-808-440-0357

With a copy to:

Hoku Corporation
1288 Ala Moana Blvd., Suite 220
Honolulu, HI 96814 USA
Attn:  Mr. Scott Paul, CEO
E-mail:  spaul@hokucorp.com
Fax:  +1-808-440-0357

Steven Chan Wuxi Suntech Power Co., Ltd. June 29, 2010 Page 3 of 4

The foregoing waivers shall include a waiver of each Party’s right to terminate the Agreement, and all other rights and remedies that such Party have under the Agreement and at law and equity.  Each such waiver shall be continuing and irrevocable.  The Parties each derive substantial benefit from entering into this letter agreement, which shall constitute an amendment to the Agreement that supersedes all prior amendments and waivers regarding the subject matter hereof.  Except for the matters set forth herein, the Agreement survives, as previously amended, and is enforceable in accordance with its terms.

Sincerely yours,

HOKU MATERIALS, INC.

/s/ Scott Paul

Scott Paul
President & CEO

Acknowledged and agreed as of  June 29, 2010

WUXI SUNTECH POWER CO., LTD.

By:           /s/ Steven Chan
Name:      Steven Chan
Title:        President/Chief Strategy Officer

Steven Chan Wuxi Suntech Power Co., Ltd. June 29, 2010 Page 4 of 4

Appendix 1
Pricing Schedule

Year	1
Quantity (MT)	[*]
Price/kg ($USD)	[*]